Exhibit 10.4

WARRANT TERMINATION AGREEMENT
dated as of [_______], 2020
Between SERVICENOW, INC. and [JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH][CITIBANK, N.A.][GOLDMAN SACHS & CO. LLC][MORGAN STANLEY & CO. INTERNATIONAL PLC]

THIS WARRANT TERMINATION AGREEMENT (this “Agreement”) with respect to the Warrants Confirmations (as defined below) is made as of [______], 2020, between ServiceNow, Inc. (“Company”) and [JPMorgan Chase Bank, National Association, London Branch][Citibank, N.A.][Goldman Sachs & Co. LLC][Morgan Stanley & Co. International plc] (“Dealer”).

WHEREAS, Company issued $782,500,000 principal amount of 0% Convertible Senior Notes due 2022 (the “Convertible Notes”) pursuant to an Indenture dated as of May 30, 2017 between Company and Wells Fargo Bank, National Association, as trustee;

WHEREAS, concurrently with the pricing of the Convertible Notes, Dealer and Company entered into a Base Warrants Transaction (the “Base Warrants Transaction”) pursuant to an ISDA confirmation dated as of May 23, 2017, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Dealer purchased from Company [______] warrants (as amended, modified, terminated or unwound from time to time, the “Base Warrants Confirmation”);

WHEREAS, concurrently with the exercise of the over-allotment option by the initial purchasers of the Convertible Notes, Dealer and Company entered into an Additional Warrants Transaction (the “Additional Warrants Transaction” and, together with the Base Warrants Transaction, the “Warrants Transactions”) pursuant to an ISDA confirmation dated as of June 19, 2017, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Dealer purchased from Company [______] warrants (as amended, modified, terminated or unwound from time to time, the “Additional Warrants Confirmation” and, together with the Base Warrants Confirmation, the “Warrants Confirmations”); and

WHEREAS, in connection with a repurchase by Company of $[_____] aggregate principal amount of Convertible Notes, Company has requested full termination of the Additional Warrants Transaction and partial termination of the Base Warrants Transaction;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1.Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Warrants Confirmations.

2.Termination. Notwithstanding anything to the contrary in the Warrants Confirmations, Company and Dealer agree that, effective on the date hereof, but subject to Section 13 hereof, (i) the Additional Warrants Transaction shall automatically terminate and all of the respective rights and obligations of the parties under the Additional Warrants Confirmation shall be terminated, cancelled and extinguished and (ii) the Number of Warrants under the Base Warrants Transaction shall be reduced to [________] and in connection therewith Company shall be required to deliver to Dealer a number of Shares equal to the Share Settlement Amount on the Delivery Date pursuant to Sections 3 and 4 below.

3.Procedures for Hedge Unwind. [On the Hedge Unwind Date, Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Warrants underlying the Warrants Transactions being terminated hereunder. “Hedge Unwind Date” means [Insert Pricing Date].] [On [Insert Pricing Date] and on each Hedge Unwind Date (as defined below), Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Warrants underlying the Warrants Transactions being terminated hereunder. A “Hedge Unwind Date” means the first Scheduled Trading Day immediately succeeding [Insert Pricing Date] and each Scheduled Trading Day thereafter until Dealer has completed the unwind of such hedge; provided, however, that (a) Dealer shall use commercially reasonable efforts to complete its unwind as soon as reasonably practicable and, subject to clause (b), in any event no later than [______], 2020 and (b) if any such date is a Disrupted Day in whole, such date shall not constitute a Hedge Unwind Date, and an additional Hedge Unwind Date shall occur on the Scheduled Trading Day after the date that would otherwise be the final Hedge Unwind Date. “Hedge Unwind Period” means the period of consecutive Scheduled Trading Days from, but excluding, [Insert Pricing Date] through, and including, the final Hedge Unwind Date.]

4.Payments and Deliveries. [On the second Scheduled Trading Day following the Hedge Unwind Date or, if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day (the “Delivery Date”), Company shall deliver to Dealer, to the account specified in Section 7 hereof, [_______] Shares (the “Share Settlement Amount”).] [On the second Scheduled Trading Day following the last day of the Hedge Unwind Period or, if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day (the “Delivery Date”), Company shall deliver to Dealer, to the account specified in Section 7 hereof, a number of Shares equal to the Share Settlement Amount. The “Share Settlement Amount” shall mean a number of Shares equal to the sum of the Closing Share Settlement Amount and the VWAP Share Settlement Amount. The “Closing Share Settlement Amount” shall mean [_______] Shares. The “VWAP Share Settlement Amount” shall mean a number of Shares determined by Dealer pursuant to the relevant table set forth in Schedule A attached hereto (using linear interpolation or linear extrapolation, as applicable, to determine the VWAP Share Settlement Amount for any Average VWAP not specifically appearing in Schedule A). “Average VWAP” means the arithmetic average of the VWAP Prices for each Hedge Unwind Date during the Hedge Unwind Period. “VWAP Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NOW <equity> AQR (or any successor thereto) in respect of the period from 9:30 am to 4:00 pm (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Scheduled Trading Day for such time period, as determined by Dealer in a commercially reasonable manner). Notwithstanding the foregoing, if (i) any Scheduled Trading Day in the Hedge Unwind Period is a Disrupted Day (in whole or in part) or (ii) Dealer determines in its commercially reasonable judgment that on any Scheduled Trading Day during the Hedge Unwind Period that an extension of the Hedge Unwind Period is reasonably necessary or appropriate to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchase and/or sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then the VWAP Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange for such time period, as determined by Dealer based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Scheduled Trading Day for which Dealer determines there is no Market Disruption Event with respect to the Shares (if any) and the number of Hedge Unwind Dates and the VWAP Share Settlement Amount shall be adjusted by Dealer in its good faith, commercially reasonable discretion to account for such disruption and/or extension.]

5.Representations and Warranties of Company. Company represents and warrants to Dealer (and agrees with Dealer in the case of Section 5(g)(ii)) on the date hereof that:

a.it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

b. such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

c.all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

d.its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

e.each of it and its affiliates is not in possession of any material nonpublic information regarding Company or the Shares; and

f.it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.Representations and Warranties of Dealer. Dealer represents and warrants to Company on the date hereof that:

a. it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

b. such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

c. all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

d. its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

7.Account for Delivery of Shares to Dealer:

[Dealer to provide].

8.Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

9.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

10.No Reliance, etc. Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

11.Designation by Dealer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the transactions contemplated by this Agreement and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

12.No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Base Warrants Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

13.Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto. In the event the repurchase by Company of the Convertible Notes is not consummated on [Insert Settlement Date of Notes Repurchase], this Agreement shall remain in full force and effect notwithstanding such event.

14.[U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the J.P. Morgan entity that is a party to the Agreement (“J.P. Morgan”) shall be deemed a Regulated Entity and the other entity that is a party to the Agreement (“Counterparty”) shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, J.P. Morgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” J.P. Morgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to J.P. Morgan replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]

[U.S. QFC Mandatory Contractual Requirements.
a.Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 14(b), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

b.General Creditor Protections. Nothing in Section 14(a) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

i.Dealer becoming subject to an Insolvency Proceeding; or

ii.Dealer not satisfying a payment or delivery obligation pursuant to (x) this Confirmation or any other Relevant Agreement, or (y) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

c.Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

d.General Conditions

i.Effective Date. The provisions set forth in this Section 14 will come into effect on the later of the Applicable Compliance Date and the date of this Confirmation.

ii.Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 14. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

iii.Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 14.

e.Definitions. For the purposes of this Section 14, the following definitions apply:

“Applicable Compliance Date” with respect to this Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including the Transaction) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 14, does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (including the Transaction) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.]

[U.S. Resolution Stay Provisions.

i.Recognition of the U.S. Special Resolution Regimes.

A.In the event that Goldman Sachs & Co. LLC (“GS&Co.”) becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from GS&Co. of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States.

B.In the event that GS&Co. or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against GS&Co. are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.

ii.Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation, GS&Co. and Counterparty expressly acknowledge and agree that:

A.Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of GS&Co. becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

B.Nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of GS&Co. becoming subject to an Insolvency Proceeding, unless the transfer would result in the Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty.

iii.U.S. Protocol. If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 14. For purposes of incorporating the ISDA U.S. Protocol, GS&Co. shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

iv.Preexisting In-Scope Agreements. GS&Co. and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between GS&Co. and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 14, with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

For the purposes of this Section 14, “Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), and “Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of GS&Co. under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.]

[QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[J.P. MORGAN SECURITIES LLC, AS AGENT
FOR JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION][CITIBANK, N.A.][GOLDMAN
SACHS & CO. LLC][MORGAN STANLEY &
CO. INTERNATIONAL PLC]

By: ______________
Name ______________
Title: ______________

SERVICENOW, INC.
By: ______________
Name ______________
Title: ______________

[Schedule A
The VWAP Share Settlement Amount shall be determined by Dealer pursuant to the table below.

Average VWAP	VWAP Share Settlement Amount
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
$[___]	[____]
Dealer may, in good faith and in a commercially reasonable manner, adjust the tables above upon the occurrence of any event or condition that would have allowed Dealer to adjust the terms of the Warrants Transactions under the Warrants Confirmations.]